                                                                    EXHIBIT 11.1



DYNAMEX INC.
CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
(in thousands except per share data)

                                                       Years ending July 31,
                                                       ---------------------
                                                   2001        2000          1999
                                                 --------    --------      --------
Net Income (loss)                                $  2,025    $ (3,399)     $ (6,676)
                                                 ========    ========      ========

Weighted Average Common Shares Outstanding         10,207      10,207        10,099

Common Share Equivalents Related to Options
   and Warrants                                        30          --            --
                                                 --------    --------      --------

Common Shares and Common Share Equivalents         10,237      10,207        10,099
                                                 ========    ========      ========

Common Stock Price used under Treasury Stock
   Method                                        $   1.72    $     --      $     --
                                                 ========    ========      ========

Net Income per Common Share:
   Basic                                         $   0.20    $  (0.33)     $  (0.66)
                                                 ========    ========      ========
   Diluted                                       $   0.20    $  (0.33)     $  (0.66)
                                                 ========    ========      ========